Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On October 18,  2005, K-Sea Transportation Partners L.P. (the “Partnership”) acquired, through its operating partnership, all of the outstanding common stock of Sea Coast Towing, Inc. (“Sea Coast”) and four tug boats from Marine Resources Group, Inc. (“MRG”) for $77 million in cash and 125,000 of its common units representing limited partner interests. The Partnership funded the cash portion of the purchase price through additional long-term borrowings.

The following summary unaudited pro forma combined financial information reflects the combination of the historical consolidated income statements of the Partnership and Sea Coast, adjusted for certain effects of the acquisition and the related funding.

The unaudited pro forma combined income statement for the six months ended December 31, 2005 has been prepared assuming that:

•                  the acquisition was effected on July 1, 2005;

•                  the additional long-term borrowings to fund the purchase of Sea Coast were made on July 1, 2005; and

•                  the historical financial statements of Sea Coast, and related accounting policies, have been adjusted to conform to the financial statement presentation format of the Partnership.

The unaudited historical income statement information of the Partnership for the six months ended December 31, 2005 is derived from the unaudited financial statements of the Partnership. The unaudited historical income statement information of Sea Coast for the period from July 1, 2005 to October 18, 2005 was derived by a) adding Sea Coast’s results for the nine months ended September 30, 2005, as included herein, to the unaudited results of Sea Coast for the period from October 1, 2005 to October 18, 2005, and b) subtracting Sea Coast’s unaudited results for the six months ended June 30, 2005, as included in the Partnership’s Current Report on Form 8-K dated October 7, 2005.  The unaudited pro forma combined income statement information should be read together with the historical financial statements of Sea Coast, which are included herein and in the Partnership’s Current Report on Form 8-K dated October 7, 2005, and with the Partnership’s historical consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2005.

The unaudited pro forma combined income statement information is presented for illustrative purposes only. The financial results may have been different if the companies had always been combined or if the transactions had occurred as of the dates indicated above.  This financial information does not project the Partnership’s financial position or results of operations for any future period.  Further, the unaudited pro forma combined financial information does not reflect the effect of anticipated synergies resulting from the acquisition.

K-Sea Transportation Partners L.P. Unaudited Pro Forma Combined Income Statement
For the Six Months Ended December 31, 2005

	Historical
	K-Sea Transportation Partners L.P.	Sea Coast Towing, Inc. (7/1/05 – 10/18/05)	Pro Forma Adjustments		Pro Forma
	(in thousands)
Voyage revenue	$82,432	$18,570	$		$101,002
Bareboat charter and other revenue	2,076	—			2,076
Total revenues	84,508	18,570			103,078
Voyage expenses	17,942	3,769			21,711
Vessel operating expenses	33,805	9,230	(563	)(b)	42,472
General and administrative expenses	8,289	2,631	(1,154	)(a)	9,766
			23	(b)
Depreciation and amortization	12,077	1,189	168	(d)	13,457
Net (gain) on disposal of vessel	(415)	—			(415)
Total operating expenses	71,698	16,819	(1,526)		86,991
Operating income	12,810	1,751	1,526		16,087
Interest expense, net	4,130	44	1,260	(c)	5,434
Net loss on reduction of debt	6,898	—			6,898
Other (income) expense, net	(21)	(83)			(104)
Income before provision (benefit) for income taxes	1,803	1,790	266		3,859
Provision (benefit) for income tax	201	(38)			163
Net income	$1,602	$1,828	$266		$3,696
General partner’s interest in net income	$32				$74
Limited partners’ interest:
Net income	$1,570				$3,622
Net income per unit—basic:	$0.17				$0.39
—diluted:	$0.17				$0.38
Weighted average units outstanding—basic:	9,296				9,370
—diluted:	9,354				9,428

See accompanying notes to unaudited pro forma combined financial statements.

Notes to Unaudited Pro Forma Combined Financial Information
(dollars in thousands)

Pro forma adjustments

(a)                                  Reflects the elimination of retention bonuses related to the acquisition which were paid to Sea Coast employees by MRG.

(b)                                 Reflects a change from Sea Coast’s method of accounting for drydocking expenditures (expensed currently) to the Partnership’s method of accounting for drydocking expenditures (capitalized and amortized over 36 months). Both methods are acceptable under U.S. generally accepted accounting principles.

(c)                                  Reflects long-term borrowings of $78,000 to pay the cash portion of the purchase price and related transaction costs.  A 1/8% change in this assumed rate would change interest expense by $98 annually.

(d)                                 Reflects a decrease in depreciation of acquired vessels of $158, which results from an increase in the estimated average useful lives of the assets from 14 to 17 years. Also reflects amortization of identified intangibles and deferred financing costs of $326.

(e)                                  Net income per limited partner unit is determined by dividing net income, after deducting the amount of net income allocated to the general partner interest, by the weighted average number of units outstanding during the period.  Diluted net income per unit reflects the dilutive effect of outstanding, unvested restricted units.  The pro forma weighted average units outstanding reflect the additional 125,000 units issued upon closing of the transaction.